RESEARCH AND DEVELOPMENT SERVICES AGREEMENT


            THIS AGREEMENT, made and entered into as of this 1st day of January, 1996, by and between BIO-TECHNOLOGY GENERAL CORP., a Delaware corporation ("BTG U.S."), and BIO-TECHNOLOGY GENERAL (ISRAEL) LTD., an Israeli corporation ("BTG ISRAEL").


                              W I T N E S S E T H :

            WHEREAS, BTG ISRAEL has experience in the research and development of genetically engineered and other products and has the facilities, equipment and employees that will permit it to carry out research and development activities on behalf of BTG U.S.; and

            WHEREAS, BTG U.S. has engaged BTG ISRAEL to render research and development services to BTG U.S. in connection with BTG U.S.' research and development activities, and BTG ISRAEL is willing to provide such services; and

            WHEREAS, BTG U.S. and BTG ISRAEL desire to amend and restate the terms under which BTG ISRAEL will continue to provide research and development services to BTG U.S.

            NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


            1. Definitions. The following terms used in this Agreement shall have the meanings set forth below:

            1.1. "Affiliate" shall mean an entity or person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, BTG U.S. For this purpose "control" means the direct or indirect beneficial ownership of fifty percent (50%) or more of an entity's voting stock or equity.

            1.2. "Chief Scientist" shall mean the office of the Chief Scientist of the State of Israel or any successor entity.

            1.3. "Margin" shall mean a specified percentage of Reimbursable Costs determined annually by good faith negotiation between BTG ISRAEL and BTG U.S. based upon the percentage an unrelated party would charge BTG U.S. on an arms' length basis for the services rendered by BTG ISRAEL hereunder.



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            1.4. "Principal Investigators" shall mean those scientists and technicians at Research Institutions who engage or participate in the conduct or supervision of a Sponsored Research Program.

            1.5. "Product" shall mean each and every product which embodies or is manufactured by the use of, or which contains components which embody or are produced by, the Technology.

            1.6. "Reimbursable Costs" shall mean all direct and indirect costs (including without limitation an allocable share of BTG ISRAEL's administrative expenses) incurred by BTG ISRAEL in conducting the Sponsored Research Program or in providing technical assistance pursuant to Section 4 hereof, all as determined in accordance with United States generally accepted accounting principles. Such costs shall include, without limitation, salaries and wages, payroll taxes, contract labor, fringe benefits, facilities (including leasehold improvements) and equipment repair and maintenance expenses, recruitment and relocation expenses, communication expense, supplies, development and prototype materials, freight and transportation, training, education, travel expenses, data processing costs, license fees, insurance, professional or other outside purchased services (including, without limitation, services performed by the Principal Investigators), depreciation and amortization of, and financing charges for, capital acquisitions made on or after January 1, 1994, sales and use taxes, and periodic lease payments under capital or financing leases of assets acquired by BTG ISRAEL or any Research Institution for use in conducting the Sponsored Research Program. Such costs shall not include any exchange losses incurred as a result of any fluctuation in the rate of exchange between the Israel Shekel and the U.S. dollar. BTG ISRAEL shall document the allocation of indirect costs, which allocations shall be submitted to BTG U.S. for its review and approval, which approval shall not be unreasonably withheld. Such allocation of indirect costs shall be reviewed by the parties from time to time to determine whether such allocation should be revised. Notwithstanding the foregoing, Reimbursable Costs shall not include the direct and indirect costs of the Sponsored Research Program which are funded by the Chief Scientist unless and until BTG ISRAEL is obligated to reimburse the Chief Scientist for such funding, in which event Reimbursable Costs shall include the amounts due the Chief Scientist in respect of such Sponsored Research Program, up to 100% of the amount of the Sponsored Research Program funded by the Chief Scientist (denominated in U.S. Dollars). All third party costs shall be charged to BTG U.S. in an amount equal to the payments made by BTG ISRAEL to any such third party in respect of the research and development.

            1.7. "Research Institutions" shall mean those universities, research institutions and other organizations which, pursuant to written agreements with BTG ISRAEL, will undertake to conduct, supervise or participate in a Sponsored Research Program.

            1.8. "Sponsored Research Program" shall mean a research and development program which is conducted by BTG ISRAEL or by one or more Research Institution(s) under an agreement with BTG ISRAEL pursuant to the terms and conditions of this Agreement.



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            1.9. "Technology" shall mean all information and know-how (general and specific) including, without limitation, developments, discoveries, inventions, improvements, designs, methods, processes, techniques, devices, formulae and trade secrets which hereafter are developed, acquired, conceived, result from or arise in connection with a Sponsored Research Program.

            2.    Research and Development Services.

            2.1. From time to time during the term of this Agreement, BTG ISRAEL agrees to undertake, at BTG U.S.'s request, Sponsored Research Programs in accordance with the terms of this Agreement. Each such Sponsored Research Program shall be initiated by the submission by BTG U.S. to BTG ISRAEL of a written proposed project plan which shall include:

                  (i) the estimated budget for the first year of the Sponsored
            Research Program; and

                  (ii) a proposed development plan setting forth the activities to be carried out, the objectives sought to be achieved, and the projected duration of the Sponsored Research Program.

Any such Sponsored Research Program shall be considered effective and in full force upon written concurrence thereto from an authorized representative of both parties. BTG U.S. may make changes to and amend the Sponsored Research Program and the project plan from time to time after consulting with BTG ISRAEL.

            BTG ISRAEL hereby agrees to use its best efforts to accomplish the research contemplated by such Sponsored Research Program, directly and/or by arrangement with Research Institutions, including without limitation expending sufficient time and effort and allocating sufficient staff, but does not guarantee or warrant the results of the Sponsored Research Program.

            2.2. At least ninety (90) days prior to the end of the first year of any Sponsored Research Program (or any subsequent year if any Sponsored Research Program is extended), BTG ISRAEL and BTG U.S. shall commence good faith discussions of the budget and any revisions in the project plan with the intent of establishing a one-year budget therefor no later than sixty (60) days prior to the end of the current year.

            2.3. During the term of this Agreement, BTG ISRAEL shall devote such time and effort to the performance of services pursuant to this Agreement as may be necessary or appropriate to fulfill its duties as described in Section 2; however, it is specifically understood and agreed by BTG U.S. that BTG ISRAEL shall not be required to devote full time to such services and that BTG ISRAEL shall have the right to engage in its own research and development activities, which may include research and development activities which may be competitive with the Sponsored Research Programs and in other business activities with other persons, and BTG U.S. shall not, by virtue of this



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Agreement, have any right, title or interest in or to such independent activities or to the income or profits derived therefrom and, without limiting BTG ISRAEL's obligation to use commercially reasonable efforts to provide certain services hereunder, nothing set forth in this Agreement shall limit or reduce the ability of BTG ISRAEL to carry on such other activities.

            2.4. BTG ISRAEL shall maintain its research and development facilities, and shall conduct its research and development services, in accordance with Good Laboratory Practices as required from time to time.

            3.    Payment for Services.

            3.1. As compensation for the services to be performed by BTG ISRAEL hereunder on behalf of BTG U.S., BTG U.S. agrees to pay to BTG ISRAEL its Reimbursable Costs incurred in each Sponsored Research Program, all as set forth in this Section 3, plus the Margin.

            3.2. At the beginning of each fiscal quarter, BTG U.S. shall advance to BTG ISRAEL one quarter of the total budget for each Sponsored Research Program for the fiscal year or such other amount as indicated in the budget for the particular quarter. Within thirty (30) days after the end of each quarter, BTG ISRAEL shall furnish to BTG U.S. a written report of its Reimbursable Costs for each Sponsored Research Program for that quarter. If the Reimbursable Costs plus the Margin exceed the advance, BTG U.S. shall promptly pay the difference to BTG ISRAEL; if such Reimbursable Costs plus the Margin are less than the advance, such difference shall be credited in U.S. dollars toward the advance for the subsequent fiscal quarter. All revenue received by BTG ISRAEL from pre-commercial sales of products in accordance with Section 5 hereof shall be treated as an advance to BTG ISRAEL pursuant to this Section 3 and shall be credited in U.S. Dollars toward the advance for the subsequent fiscal quarter due BTG ISRAEL pursuant to this Section 3.

            BTG ISRAEL shall keep full and true books of account and other records in sufficient detail so that the Reimbursable Costs payable to BTG ISRAEL hereunder can be properly ascertained. BTG ISRAEL agrees, at the request of and expense of BTG U.S., to permit an independent certified public accountant selected by BTG U.S. (except one to whom BTG ISRAEL has some reasonable objection) to have access, once each calendar year, during ordinary business hours, to such books and records as may be necessary to determine in respect to invoices for Reimbursable Costs delivered not more than two (2) years prior to the date of such request the correctness of any determination of the Reimbursable Costs contained in such invoice, but in no event shall any invoice be reviewed more than once. The basis for any determination of such accountant shall be made available for review and comment by BTG ISRAEL and reconsidered if BTG ISRAEL so requests, and a further determination made at BTG ISRAEL's expense by another nationally recognized independent certified public accountant selected by BTG U.S. from among three proposed by BTG ISRAEL and such accountant shall make a final determination. Such final determination shall be binding upon the parties hereto.



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            3.3. BTG ISRAEL shall use its reasonable best efforts to obtain funding on an annual basis for a portion of each Sponsored Research Program from the Chief Scientist.

            3.4. BTG U.S. shall bear all risks of loss attributable to the research and development activities performed on its behalf by BTG ISRAEL. BTG ISRAEL shall be entitled to retain the entire amount of Reimbursable Costs plus the Margin received pursuant to this Section, whether or not the research and development work is successful and accomplished the results contemplated by any Sponsored Research Program.

            4. Technical Assistance. BTG ISRAEL agrees to make available to BTG U.S. or its designee, at reasonable times and places and on reasonable notice, the services of technical personnel to consult with, instruct and assist BTG U.S. or its designee in utilizing the Technology.

            5. Pre-Commercial Sales. BTG ISRAEL shall, at the request of BTG U.S., sell products to third parties who have obtained license or distribution rights in respect of such products for use by such third parties in conducting clinical tests and obtaining regulatory approval to market such products. All amounts received by BTG ISRAEL in respect of such sales shall, for purposes of this Agreement, be treated as advances of payments due BTG ISRAEL hereunder.

            6.    Reports and Records.

            6.1. BTG ISRAEL shall furnish BTG U.S. within sixty (60) days of the end of each of BTG ISRAEL's fiscal quarters a report in such reasonable detail as BTG U.S. may request setting forth:

                  (a) the work performed by BTG ISRAEL during such quarter with respect to such Sponsored Research Program; and

                  (b) the status of such Sponsored Research Program at the end of such quarter.

In addition, BTG ISRAEL shall furnish to BTG U.S. such information regarding the status of the sponsored Research Program as BTG U.S. may from time to time reasonably request.

            6.2. Within ninety (90) days after the completion of such Sponsored Research Program, BTG ISRAEL shall provide to BTG U.S. a final report in such reasonable detail as BTG U.S. may request setting forth all Reimbursable Costs incurred by BTG ISRAEL in connection therewith.

            6.3. BTG ISRAEL shall keep complete, accurate and authentic accounts, notes, data and records relating to such Sponsored Research Program in the manner and form approved by



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BTG U.S. Such accounts, notes, data and records shall be available for inspection and copying by BTG U.S. and its authorized representative during regular business hours.

            6.4. BTG ISRAEL shall provide to BTG U.S. such data and information resulting from its conduct of the Sponsored Research Program and such reasonable assistance as BTG U.S. may reasonably require in connection with preparing applications required for governmental approval of, and obtaining approval of, the use, marketing and distribution of the product(s) resulting from the Sponsored Research Program.

            7.    Ownership and Patents.

            7.1. BTG U.S. shall have exclusive right, title and interest in and to the Technology, and BTG ISRAEL shall have no rights with respect thereto. The parties hereto recognize and agree that BTG ISRAEL is merely rendering research and development services to BTG U.S., and that BTG U.S. is the developer of the Technology.

            Nothing herein is intended to derogate from BTG ISRAEL's ownership of the real property, tools, machinery and equipment acquired by it in furtherance of, or incidental to, any Sponsored Research Program, whether or not the research and development work is successful and accomplishes the results contemplated by any such Sponsored Research Program.

            7.2. Any patent applications or patents for the Technology shall be owned by BTG U.S., and BTG ISRAEL shall have no rights with respect thereto. BTG U.S. shall have sole control over filing and prosecuting applications for United States and foreign patents covering the Technology and shall file and prosecute the same in BTG U.S.'s name. The cost for all such filings and prosecutions shall be borne by BTG U.S. BTG ISRAEL agrees to use its best efforts to cause each of its employees and consultants and each Research Institution (and each Principal Investigator thereat) working on a Sponsored Research Program to enter into a binding written agreement, reasonably acceptable to BTG U.S., to the effect that (i) if such person is a sole inventor or joint inventor of Technology, such employee, consultant or Principal Investigator will, without further compensation, provide BTG U.S. with the necessary authorizations, powers of attorney and other documents and assistance reasonably requested by BTG U.S. to secure and maintain BTG U.S.'s patent rights in the United States and/or foreign countries and (ii) such person shall safeguard the secrecy and confidentiality of, and the proprietary rights of BTG U.S. in and to, the Technology and any information relating thereto, and to use the Technology and any information relating thereto solely in connection with such Sponsored Research Program. BTG ISRAEL will use its reasonable efforts to cause such employee(s), consultant(s), Research Institution(s) and Principal Investigator(s) to fulfill their obligations under such agreements.

            Notwithstanding anything herein to the contrary, the parties acknowledge that under certain agreements previously entered into by BTG ISRAEL with Research Institutions, patent rights with respect to certain Technology are, and will continue to be, owned by such Research Institutions.



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            7.3. Within sixty (60) days of (i) delivering a certificate signed by an officer of BTG ISRAEL certifying completion of a Sponsored Research Program or (ii) termination of such Sponsored Research Program pursuant to
Section 9 hereof, BTG ISRAEL will transfer and deliver to BTG U.S. all property and property rights in which BTG U.S. has ownership rights pursuant to Section
7.1 above held by or under the control of BTG ISRAEL relating to such Sponsored Research Program.

            8.    Disclosure of Information.

            8.1. BTG ISRAEL shall not furnish copies of documents, patents, patent applications, copyrights, drawings, specifications, bills of materials, devices, equipment, prototypes and other information relating to the Technology other than as contemplated by this Agreement and shall not, without prior written approval of BTG U.S., disclose such information to any third party except to the extent that such disclosure is necessary to BTG ISRAEL's performance of a Sponsored Research Program, and then only if (i) such disclosure is subject to the same limitations on the recipient as on BTG ISRAEL, and (ii) such limitations are set forth in a written agreement in form and substance satisfactory to BTG U.S.

            8.2. Unless previously so delivered, within sixty (60) days after the termination of this Agreement for any reason, BTG ISRAEL shall deliver to BTG U.S. all information and all other property in which BTG U.S. has ownership rights pursuant to Section 7 of this Agreement.

            8.3. No publication with respect to any activity undertaken pursuant to any Sponsored Research Program shall be made, nor any manuscript submitted for publication, without the prior review and written approval of BTG U.S.

            8.4. The parties hereto agree that remedies at law may be inadequate to protect against the breach of this Section 8, and in any case of such a breach BTG ISRAEL hereby consents to the granting of injunctive relief, whether temporary, preliminary or final, in favor of BTG U.S. without proof of actual damages.

            8.5. The provisions of this Section 8 shall survive the termination of this Agreement notwithstanding the reason for such termination.

            9.    Term and Termination.

            9.1. This Agreement shall commence as of the date first written above, and shall continue in full force and effect unless terminated pursuant to this Section 9.

            9.2. This Agreement shall terminate upon:

                  (a) the mutual consent of the parties hereto; or



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                  (b) a party sending notice to the other party of termination of this Agreement upon the occurrence of any of the following events:

                        (i) the other party institutes bankruptcy, insolvency,
                  liquidation or receivership proceedings or proceedings for reorganization under bankruptcy or comparable laws;

                        (ii) a petition is filed against the other party for any
                  such proceedings listed in (i) above, the effectiveness of which is not stayed or dismissed within ninety (90) days after the filing thereof;

                        (iii) the other party shall make a general assignment
                  for the benefit of creditors; or

                        (iv) the other party shall commit any material breach of
                  any of the terms or conditions hereof, and also shall fail to remedy such default or breach within ninety (90) days after receipt of written notice thereof from the other party.

            9.3. Notwithstanding the termination of this Agreement as provided in this Section 9, the rights and obligations of the parties under Sections 7 and 8 hereof shall survive such termination and remain in full force and effect.

            10. Research Institutions and Principal Investigators. BTG ISRAEL may enter into agreements with Research Institutions whereby such institutions and/or the Principal Investigators undertake to perform all or any portion of a Sponsored Research Program; provided, however, that (except with prior written approval of BTG U.S.) no such agreement shall contain any provision which restricts the rights conferred upon BTG U.S. hereunder or diminishes the obligations of BTG ISRAEL hereunder which would be required to be performed by BTG ISRAEL if no such agreement had been made. Nothing in this Section 10 is intended to derogate from the provisions of Section 7.2.

            11. Relationship of the Parties. Nothing in this Agreement or in the performance hereof shall have the effect of making BTG U.S. and BTG ISRAEL partners, joint venturers or each other's agents, and neither shall have the right to act on behalf of or bind the other except as expressly provided hereunder or otherwise expressly agreed in writing, and each party shall indemnify and hold harmless the other against and from any liability arising from any such act by such party. BTG ISRAEL will render the research and development services provided for herein as an independent contractor.

            12. Headings. All section headings used in this Agreement are solely for the convenience of the parties and shall not affect the meaning or interpretation of the provisions thereof.



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            13.   Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (not including its choice of law principles). The parties hereto submit to the exclusive jurisdiction and venue of the Supreme Court of the State of New York and the Federal District Court for the Southern District of New York for purposes of any legal action arising out of this Agreement.

            14. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements, understandings, writings and discussions between the parties, including without limitation that certain Research and Development Services Agreement, dated as of May 9, 1983, and that certain Amended and Restated Research and Development Services Agreement, dated as of December 28, 1995.

            15. Amendment; Nonwaiver. This Agreement, and any of the terms hereof, shall not be modified, amended or waived except by a written instrument executed by the parties or, in the case of a waiver, by the waiving party. The failure of either party at any time to require performance of any term hereof shall not affect its right at a later time to enforce such term. The waiver by either party of any condition or term hereof in any one or more instances shall not be construed as a further or continuing waiver of such condition or term.

            16. Unenforceable Provision. If any provision of this Agreement is, or becomes or is deemed to be invalid, illegal or unenforceable in any respect in any jurisdiction, such provision shall be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

            In case any one or more of the provisions contained in this Agreement shall be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction; and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be otherwise affected or impaired thereby.

            17. Notices. All notices and other communications required or desired to be given or sent by one party to the other party shall be in writing, in the English language, and shall be deemed to have been given (a) on the date of delivery, if delivered to the persons identified below, (b) five calendar days after mailing if mailed, with proper postage, by certified or registered airmail, postage prepaid, return receipt requested, addressed as set forth below, (c) on the date of receipt if sent by telex or telecopy, and confirmed in writing in the manner set forth in (b) on or before the next day after the sending of the telex or telecopy, or (d) two business days after delivered to an internationally recognized overnight courier service marked for overnight delivery, as follows:



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            To BTG U.S.:            Bio-Technology General Corp.
                                    70 Wood Avenue South
                                    Iselin, New Jersey 08830
                                    Attn:  President
                                    Telecopier:  908-632-8844

            To BTG ISRAEL:          Bio-Technology General (Israel) Ltd.
                                    Kiryat Weizmann
                                    Rehovot 76326, Israel
                                    Attn:  President
                                    Telecopier:  972-8-409041

            Any party may change such party's address for notices by notice duly given pursuant to this Section 17.

            18. Assignment. Neither this Agreement nor any right or obligation arising hereunder may be assigned by BTG ISRAEL in whole or in part, without the prior written consent of BTG U.S., which consent may be withheld in the absolute discretion of BTG U.S. BTG U.S. may, upon written notice to BTG ISRAEL, assign this Agreement or any part hereof without the prior consent of BTG ISRAEL, subject to any limitation imposed by any agreement (approved by BTG U.S.) to which BTG ISRAEL is a party. This Agreement shall be binding upon any assignee and, subject to the restrictions on assignment herein set forth, inure to the benefit of the successors and assigns of each of the parties hereto.

            19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original; but such counterparts shall together constitute but one and the same instrument.



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            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                              BIO-TECHNOLOGY GENERAL CORP.


                              By:   /s/
                                 ---------------------------------------

                              Title:
                                    ------------------------------------


                              BIO-TECHNOLOGY GENERAL (ISRAEL) LTD.


                              By:   /s/
                                 ---------------------------------------

                              Title:
                                    ------------------------------------




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